[1-800-FLOWERS.COM, Inc. Logo]

Investor Contact:                       Media Contacts:
----------------                        --------------
Joseph D. Pititto                       Ken Young
(516) 237-6131                          (516) 237-6102
E-mail: invest@1800flowers.com          kyoung@1800flowers.com
        ------------------              ----------------------

Mike Rosen, Bratskeir and Co.
(212) 679-2233 (ext. 457)
mrosen@bratskeir.com


                 1-800-FLOWERS.COM(R) Announces the Addition of
                     Leonard J. Elmore to Board of Directors

o New board member is President and CEO of Test University, a leading provider of web-based test and education solutions.

Westbury, NY, November 18, 2002 - 1-800-FLOWERS.COM (NASDAQ: FLWS), a leading multi-channel retailer of thoughtful gifts for all occasions, today announced that Leonard J. Elmore has joined the Company's Board of Directors. Mr. Elmore is President and CEO of Test University (TestU), a leading provider of web-based, customized learning, standardized test preparation and education assessment solutions. He is also a college basketball analyst for ESPN.

Jim McCann, 1-800-FLOWERS.COM CEO, said, "We're very pleased to have Len join our board of directors. We believe his extensive experience and relationships in the media and marketing professions will enable him to make a valuable contribution to our company as we grow and extend the products and services we offer our customers that help them connect to the people who are important in their lives."

Prior to his position with Test University, Mr. Elmore founded Precept Sports & Entertainment, Inc., a sports management and marketing company. In addition, he was a partner with the Washington, D.C. law firm Patton Boggs, LLP, of counsel to Van Grack, Axelson & Williamowsky, P.C. of Rockville, MD and served as an Assistant District Attorney for Kings County (Brooklyn) NY. Mr. Elmore was an All-American basketball player at the University of Maryland and a first round draft pick in both the American Basketball Association and the National Basketball Association where he played professional basketball for ten years. He received his J.D. from Harvard Law School in 1987 and is admitted to practice law in New York and the U.S. District Court of Maryland. Mr. Elmore is a coveted motivational, education and sports issues speaker and is extensively involved in public service, education and charitable activities.

About 1-800-FLOWERS.COM(R)
With one of the most recognized brands in gift retailing, 1-800-FLOWERS.COM provides a broad range of thoughtful gift products including flowers, plants, gourmet foods, candies, gift baskets and other unique gifts to customers around the world via: the Internet at (WWW.1800FLOWERS.COM); by calling 1-800-FLOWERS(R) (1-800-356-9377) 24 hours a day; or by visiting one of its Company- operated or franchised stores. The Company's gift product line is extended by the merchandise sold under its complimentary brands, including home decor and garden merchandise under Plow & Hearth(R) (phone: 1-800-627-1712 and web: www.plowandhearth.com), candy and gourmet food products under The Popcorn Factory(R) (phone:
1-800-541-2676 and web: www.thepopcornfactory.com) and GreatFood.com(R) (WWW.GREATFOOD.COM), and children's gifts under HearthSong(R) (www.hearthsong.com) and Magic Cabin Dolls(R) (www.magiccabindolls.com). The Company's website has been chosen as one of "The Best Places to Shop Online" by The Wall Street Journal. The Company's Class A common stock is listed on the NASDAQ National Market (ticker: "FLWS").
                                                                 # # #